EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 13, 2025 with respect to the statements of condition including the related portfolio schedules of REIT Income Portfolio 2025-1, Diversified Healthcare Portfolio 2025-1, Energy Portfolio 2025-1, Financial Institutions Portfolio 2025-1 and Utility Income Portfolio 2025-1 (included in Invesco Unit Trusts, Series 2406) as of February 13, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-283659) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 13, 2025